Exhibit 10.1

January 21, 2010

Mike Galyen
12816 Noyes Lane
Austin, TX 78732
512.632.6347
mgalyen@gmail.com

Dear Mike:

I am pleased to offer you a position as the Vice President of Products, Technology & Services for Asure Software, reporting to Pat Goepel, Chief Executive Offer.  Your position with Asure Software will begin on Friday January 1, 2010.

Your salary will be $8,333.33 paid semi-monthly which is equal to $200,000.00 a year. In addition to your salary, effective January 1, 2010, Asure Software is implementing a bonus program on Net Income. The program will distribute 30% of Net Income, by year end, ratably across all employees based on a weighted average annual base salary. Details of the program will be announced January 1, 2010 and will include bonus opportunity specifics for each employee. At $1M in net income, the program is designed to approximate a 10% bonus opportunity on base salary.
In addition to your salary and bonus structure, you are eligible for company stock which has been approved by the Asure Software Board of Directors. This has been presented to you under separate cover.

If during the term of this agreement there is a Change in Control of Asure Software (as hereinafter defined) from January 1, 2010 through January 1, 2012 (24 months) and your employment is terminated for any reason other than for Due Cause, then you shall be entitled to payment of $8,333.33 paid semi-monthly between the date of the termination and January 1, 2012 (the “Change in Control Payment”).  Any partial month shall be pro rated based on a thirty (30) day month.   A “Change in Control of Asure Software ” for purposes of this agreement, shall be deemed to have taken place if (i) any person or group of persons not employed by Asure Software for a period of at least twelve (12) months becomes the beneficial owner of fifty-one percent (51%) or more of the total number of voting shares of Asure Software; (ii) all of the assets of Asure Software are sold in any one transaction or a series of transactions, the result of which is the sale of fifty-one percent (51%) of the assets of Asure Software; (iii) Asure Software is merged or consolidated with another entity unless Asure Software is the surviving corporation; or (iv) as a result of, or in connection with, any cash tender or exchange offer, merger, acquisition of assets or stock, or other business combination or sale of assets, or any combination of the foregoing transactions, new persons become directors of Asure Software and constitute a majority of the Board of Directors of Asure Software.  For purposes of this section, a “person” includes an individual, corporation, partnership, trust or group acting in concert.

Asure Software may terminate your employment under this agreement for Due Cause (as defined herein).  If Asure Software terminates your employment for Due Cause, then in such case you shall be entitled to payment of this accrued and unpaid compensation to the date of such termination, and neither Asure Software nor you shall have any further obligation to the other under this agreement or otherwise, including Asure Software’s obligation to pay the Change in Control Payment. As used in this agreement, the term "Due Cause" shall mean: (i) the continued failure by you to substantially perform your duties hereunder or to comply with Asure Software policies, other than by reason of disability; (ii) the knowing engagement by you in conduct injurious to Asure Software, (iii) conviction of committing a felony or a crime involving moral turpitude; (iv) habitual alcohol or controlled substance abuse;  or (v) sexual or other harassment by you  In the event of any act or event which Asure Software believes constitutes Due Cause under this agreement, you shall be given written notice that it intends to terminate your employment for Due Cause, which written notice shall specify the act or event upon the basis of which Asure Software intends so to terminate your employment.  You agree that the Company does not have to provide a cure period for such acts or events prior to terminating you.

AUSTIN: 108 Wild Basin Rd I Suite 300 I Austin, TX I 78746 I P: 512.437.2700 I F: 512.437.2365
SEEKONK: 699 Fall River Ave. I Seekonk, MA I 02771
MUMBAI: Plot No 369, Old UTI Bldg., Opp UTTAM Da-Dhaba, Marol Maroshi B, Andheri (East) Mumbai, 400093

The current payroll dates are on the 15th and last day of each month. Asure Software also provides a competitive benefits package including:  paid holidays and vacation, 401K savings plan, comprehensive medical and dental insurance, disability and life insurance which is effective January 1, 2010.

This offer is contingent upon your return of the signed copy of your offer letter and a signed copy of the Non Disclosure Agreement to Asure Software no later than Sunday January 31, 2010.  To indicate your acceptance of the above-cited offer, please sign this offer letter and return it with your start date indicated.

Sincerely,

/s/      LISA M FLYNN

Lisa M Flynn
Office Manager

Enclosure

Date :   January 29, 2010                                                                                     Start Date:   January 1, 2010

Acceptance :       /s/      MICHAEL GALYEN

822264

AUSTIN: 108 Wild Basin Rd I Suite 300 I Austin, TX I 78746 I P: 512.437.2700 I F: 512.437.2365
SEEKONK: 699 Fall River Ave. I Seekonk, MA I 02771
MUMBAI: Plot No 369, Old UTI Bldg., Opp UTTAM Da-Dhaba, Marol Maroshi B, Andheri (East) Mumbai, 400093